Exhibit 12.1
THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2015
and the year to date September 30, 2016

	Year ended December 31,											Nine Months Ended September 30,
		2011		2012		2013		2014		2015		2016
	---------------------------------------------Millions of Dollars-----------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes		$3,487		$3,748		$2,560		$3,007		$3,614		$3,174
Distributed income of equity investees		—		—		—		—		—		29
Interest expense, net of amounts capitalized		858		861		826		835		842		914
Interest component of rental expense		117		98		97		113		127		106
Amortization of capitalized interest		3		5		2		5		5		4
AFUDC - Debt funds		58		62		77		86		88		56
Less: Dividends on preferred and preference stock of subsidiaries		(65)		(65)		(66)		(68)		(54)		(34)
Earnings as defined		$4,458		$4,709		$3,496		$3,978		$4,622		$4,249

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$872		$857		$817		$824		$881		$892
Interest on affiliated loans		16		8		7		7		7		6
Interest on interim obligations		3		4		5		4		9		27
Amortization of debt discount, premium and expense, net		40		40		46		46		48		42
Other interest charges		(15)		14		29		42		(15)		4
Capitalized interest		20		20		14		25		36		37
Interest component of rental expense		117		98		98		111		127		106
Fixed charges as defined		1,053		1,041		1,016		1,059		1,093		1,114
Tax deductible preferred dividends		1		1		1		1		1		1
		1,054		1,042		1,017		1,060		1,094		1,115
Non-tax deductible preferred and preference dividends		64		64		65		67		52		33
Ratio of net income before taxes to net income	x	1.538	x	1.552	x	1.497	x	1.481	x	1.493	x	1.417
Preferred and preference dividend requirements before income taxes		98		99		97		99		78		47
Fixed charges plus preferred and preference dividend requirements		$1,152		$1,141		$1,114		$1,159		$1,172		$1,162
RATIO OF EARNINGS TO FIXED CHARGES		3.87		4.13		3.14		3.43		3.94		3.66